Exhibit 99.2

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
Nasdaq Confirms Cray Has Cured Filing Delinquency
Delisting Hearing Cancelled
SEATTLE, April 24, 2006 – Cray Inc. (Nasdaq: CRAY) today reported that it has received a letter from The Nasdaq Stock Market stating that the filing delinquency, for which Cray had requested a hearing, has been cured and the hearing has been cancelled as moot.
On April 7, 2006, Cray received a notice from Nasdaq regarding a potential delisting of Cray common stock due to non-compliance with Nasdaq Marketplace Rule 4310(c)(14). Specifically, Nasdaq cited a delinquency due to the Company’s failure to file its Annual Report on Form 10-K for 2005, which was due March 31, 2006. The Company requested a hearing with the Nasdaq Listing Qualifications Panel for continued listing on the Nasdaq National Market.
On April 21, 2006, Cray filed its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission, which cured the filing delinquency and led to the Nasdaq letter.
About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
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Cray is a registered trademark of Cray Inc.